Exhibit 10.28 Research Development and License Agreement between Manhattan Scientifics and Novint Technologies, Inc.

Execution

RESEARCH AND DEVELOPMENT
AND LICENSE AGREEMENT

THIS AGREEMENT, made as of this 24th day of June, 2000 by and between MANHATTAN SCIENTIFICS, INC., a public Delaware corporation having offices located at 641 Fifth Avenue, New York, New York, USA ("MHTX"), Novint Technologies, Inc., a private New Mexico Corporation having offices located at 4900 Cutting Avenue NW, Albuquerque, New Mexico 87114 ("Novint"), and Mr. Thomas G. Anderson, residing at 4900 Cutting Avenue NW, Albuquerque, New Mexico 87114 ("Anderson").

W I T N E S S E T H:

WHEREAS, MHTX is engaged in, among other things, research, development and marketing of certain proprietary technologies, and products incorporating such technologies; and

WHEREAS, Novint and Anderson are engaged in the research and development of certain proprietary technologies and products in the area of Haptics not including the Sandia Haptics Technologies, as hereinafter defined (collectively, the "Novint Technologies"); and

WHEREAS, as used in this agreement, "Haptics" refers to a developing science of computer software and hardware[1] technology that enables human users to experience sensations having to do with the sense of touch in the form of (1) force feedback (forces that are displayed to a user), (2) tactile feedback (force sensations that are displayed to a user's skin), and (3) kinesthesia (the sense of spatial location and internal physical sensation); and

WHEREAS, from January, 1996 through May, 2000, Anderson was an employee of Sandia Corporation and/or the Sandia National Laboratories through the United States Department of Energy, located in Albuquerque, New Mexico ("Sandia"), and has previously researched and developed certain Haptics technologies for Sandia which are Sandia's property (the "Sandia Haptics Technologies"); and

WHEREAS, pursuant to agreement dated April 11, 2000, Novint licensed the Sandia Haptics Technologies from Sandia under terms and conditions set forth in such license;

WHEREAS, pursuant to agreement of even date herewith,

[1] It is understood that Novint and Anderson are not presently developing any Haptics hardware.

MHTX exclusively sublicensed the Sandia Haptics Technologies from Novint (the "Sandia Sublicense") with respect to the Field of Use (as hereinafter defined); and

WHEREAS, Anderson left the employ of Sandia in order to pursue the continued research and development of the Novint Technologies exclusively through Novint, and upon his departure from Sandia, Anderson ceased to perform research and development activities for Sandia with respect to the Sandia Haptics Technologies; and

WHEREAS, Anderson controls Novint and owns a majority of Novint's common stock; and

WHEREAS, MHTX desires to engage the services of Novint and Anderson in connection with the further research and development, and the bringing to market, of the Novint Technologies within the Field of Use; and

WHEREAS, MHTX desires to acquire an exclusive worldwide license to the existing and developing Novint Technologies in the Field of Use, it being understood that such license may be used in conjunction with the Sandia Sublicense; and

WHEREAS, MHTX desires to acquire an ownership interest in Novint, and to assist Novint in becoming a public company, should that be desirable and appropriate; and

WHEREAS, Anderson desires to acquire an ownership interest in MHTX; and

WHEREAS, prior to the execution of this Agreement, on April 28, 2000, MHTX paid $100,000 to Novint as an advance for scientific research and development services to be performed hereunder, as well as to secure the services of Novint pending consummation of this Agreement;

NOW, THEREFORE, upon good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Research and Development.

(a) MHTX hereby engages Novint and Anderson to conduct all reasonable and appropriate research, development, and product support and upgrade efforts with respect to the Novint Technologies within the Field of Use to (i) achieve and realize the Haptics products and milestones set forth in the Milestone Timetable (as hereinafter defined, and as same may be amended from time to time) as soon as reasonably possible, including without limitation the First Major Milestone (as hereinafter defined); (ii) on a continuing basis, to further develop,

advance, evolve, upgrade and support the Novint Technologies within the Field of Use, and products incorporating same, for MHTX on an accelerated basis, pursuant to the Milestone Timetable; and (iii) on a continuing basis, to reasonably collaborate with MHTX and its affiliates as needed on other Haptics related products and projects (collectively, the "Research and Development").

(b) MHTX shall fund (or procure the funding of) the Research and Development in the amount of $1,500,000 or such other amount(s) to which the parties may agree from time to time (the "Research and Development Fee"). At execution of this agreement, MHTX has paid Novint the first $300,000 of the Research and Development Fee (consisting of the first $100,000 paid on April 28, 2000 and an additional $200,000 paid contemporaneously with execution of this Agreement), receipt of which is hereby acknowledged by Novint. MHTX shall pay Novint the balance of the Research and Development Fee in accordance with the Milestone Timetable (as hereinafter defined). Research and Development costs include any supporting costs necessary to conduct normal business operations supporting the Research and Development. These costs include, without limitation, office and leasing, utilities, equipment, travel, phone, consultants, printing, web development, legal and accounting fees, intellectual property protection, bookkeeping, recruiters, market research, public relations, technical staff, management staff, administrative staff, other staff, customer support, and marketing.

(c) Novint and Anderson shall conduct and direct the Research and Development, and shall do so in accordance with the milestone and budget timetable annexed hereto as Schedule A, as same may be amended from time to time by written agreement of the parties (the "Milestone Timetable"). Upon completion of each milestone set forth in the Milestone Timetable, Novint shall render a written report to MHTX detailing the particulars of the milestone completion, including without limitation the technical particulars (each, a "Milestone Report"). Receipt and acceptance by MHTX of each Milestone Report shall be a condition of MHTX's obligation to continue to fund the Research and Development pursuant to the Milestone Timetable, it being understood that MHTX shall not unreasonably withhold its acceptance of any Milestone Report.

(d) (1) Until Novint and Anderson deliver the Web Browser Applications (as hereinafter defined) and Content Creation Applications (as hereinafter defined) to MHTX in finished, professional, commercially appealing and visually appealing form suitable for manufacture and public use, sale, and license (the "First Major Milestone"), Novint and Anderson personally shall use their best and exclusive full-time efforts in conducting the Research and Development, and shall use their best efforts to expedite the Research and Development. After

Novint has delivered the First Major Milestone to MHTX, and for so long thereafter as Novint and Anderson shall continue to perform the Research and Development for MHTX pursuant to the Milestone Timetable, Novint and Anderson shall use their best efforts in conducting and expediting further Research and Development. Anderson personally will have primary responsibility for performing, directing and overseeing all of the Research and Development. At MHTX's reasonable request and expense, Novint and Anderson shall also assist MHTX generally in commercializing the Novint Technologies, including without limitation by (i) assisting in raising capital; (ii) participating in public relations events, press conferences, media interviews, technology demonstrations, and similar events; and (iii) prototyping applications for specific potential users of the Novint Technologies within the Field of Use on a case-by-case basis, subject to agreement of the parties as to the particulars of such applications. Novint and Anderson shall disclose and introduce to MHTX all third parties with whom they previously have or subsequently shall have discussions regarding the Novint Technologies within the Field of Use.

(2) Notwithstanding the first sentence of paragraph 1(d)(1) immediately above, MHTX acknowledges that Novint and Anderson intend to use a portion of the Research and Development Fee to conduct Haptics research and development outside of the Field of Use, for purposes independent of this Agreement which are intended to complement the Research and Development. Additionally, notwithstanding the first sentence of paragraph 1(d)(1) immediately above, MHTX acknowledges that Novint may receive additional funding from third parties, with Novint's board approval, which may fund projects complementary to this agreement. MHTX consents to such activity provided that (i) such activity does not materially interfere with the performance of the obligations of Novint and Anderson under this Agreement (including without limitation timely attainment of the milestones established under the Milestone Timetable); (ii) Novint and Anderson use a substantial portion of the Research and Development Fee directly for the Research and Development; (iii) Novint and Anderson devote a substantial portion of their time to the Research and Development; and (iv) MHTX has previously approved in writing Novint's written budget for the proposed expenditure of portions of the Research and Development Fee for matters other than the Research and Development, which approval shall not be unreasonably withheld. The budget attached hereto as Schedule C is hereby approved in principle by MHTX. It is intended that MHTX will indirectly benefit from research and development outside the Field of Use by reason of, among other things, MHTX's ownership interest in Novint (see paragraph 3(a), below).

(e) (1) After Novint and Anderson deliver the First Major Milestone to MHTX, Novint and Anderson shall continue to perform the Research and Development for MHTX in accordance

with the Milestone Timetable as same may be amended, or as otherwise agreed by the parties.

(2) Funding for the continuing Research and Development described in the immediately preceding paragraph shall be provided to Novint by MHTX in the form of a research and development royalty (the "R&D Royalty"), which shall be their entire fee for all such continued Research and Development, subject to the provisions of paragraph 1(e)(3) immediately below. The R&D Royalty shall be separate and independent from, and shall be in addition to, the License Royalty (as hereinafter defined). The R&D Royalty shall consist of the following percentages of Net Revenue (as hereinafter defined):

Cumulative Net Revenue to MHTX (millions)	R&D Royalty to Novint
$0 to $1	3%
$1 to $2	6%
$2 to $3	9%
$3 to $4	12%
$5 to $6	15%
$6 to $7	18%
$7 to $8	21%
$8 to $9	24%
$9 to $10	27%
Above $10mm	30%

(3) Until such time as the R&D Royalty is sufficient to pay for the costs of Novint that are reasonably necessary to perform the continuing Research and Development ("Costs"), MHTX will use its best efforts to fund (or cause to be funded) the Research and Development, to the extent that the R&D Royalty is insufficient to cover the costs of same, in amounts to be reasonably agreed by the parties.

(4) Novint and Anderson shall use the R&D Royalty (and other amounts paid by MHTX) exclusively to fund the continuing Research and Development for MHTX. Novint and MHTX will jointly determine how to expend such funds up to the amount of Novint's Costs. Expenditure of such funds exceeding Novint's Costs shall be determined in MHTX's sole reasonable discretion, provided that such funds are expended in connection with the Novint Technologies within the Field of Use.

(f) Novint shall be the exclusive company to perform all Research and Development for MHTX with respect to the Novint Technologies, unless Novint and/or Anderson shall have committed a material breach ("Novint Breach") of this Agreement or this Agreement shall have been terminated by the parties, in which event MHTX shall be free to engage third parties to perform the Research and Development with respect to the Novint Technologies if Novint fails to cure such breach within 90 days

after receiving written notice of same from MHTX. Novint Breach includes, without limitation, failure to meet the Milestone Timetable, failure of the Novint Technologies to work or to work as intended, failure to provide adequate support for the Novint Technologies, failure of the First Major Milestone to be delivered timely or in the commercially and visually appealing configurations described in the Milestone Timetable, failure to pay MHTX any royalties due, death disability or incapacity of Anderson, and/or failure of any of the representations and warranties by Novint and Anderson to be true and correct.

2. Intellectual Property License to MHTX

(a) (1) Within the Field of Use, and subject to the terms of this Agreement, Novint and Anderson hereby grant to MHTX an exclusive, worldwide, perpetual license (the "License") in and to all of the existing worldwide intellectual property rights arising out of or relating to the Novint Technologies, including without limitation patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, software, computer programs, source code, computer hardware[2], know-how, trade secrets, discoveries, ideas, concepts, techniques, designs, specifications, and the like. The Novint Technologies include, without limitation, the technologies described on Schedule B attached hereto.

(2) Subject to paragraph 1(f) of this Agreement, the License includes, without limitation, the right of MHTX to develop, upgrade, manufacture, distribute and sell in all market segments, products incorporating the Novint Technologies within the Field of Use, as well as the right to further develop, upgrade, and make derivative works based upon the Novint Technologies within the Field of Use, provided that MHTX shall pay Novint royalties upon same in accordance with this Agreement and that all other rights of Novint under this Agreement shall apply to same.

(3) The License includes, without limitation, the right of MHTX to sublicense and to sub-sublicense all of its rights under this Agreement; provided, however, that each such sub-licensee or sub-sub-licensee (together "Sub-Licensees") agrees to be bound by all of the terms and conditions of Novint's and Anderson's License to MHTX to the same extent as MHTX. Novint shall be a third party beneficiary of any agreement between MHTX and any Sub-Licensees.

(b) With respect to the Novint Technologies, and within the Field of Use, all discoveries, improvements, derivative works, inventions, patents, copyrightable expressions, trademarks, computer programs, software, upgrades, source code,

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[2] See footnote 1, above.

computer hardware[3], Research and Development results, trade secrets and the like, conceived or first reduced to practice or fixed, know-how, ideas, concepts, techniques, designs, specifications, and the like, whether now known or hereinafter created, conceived or otherwise developed by Novint, Anderson, and/or their employees, contractors or affiliates in the performance of the Research and Development, are included (without limitation) for all purposes in the License. Anderson and Novint shall, on a monthly and continuing basis, update Schedule B to identify and describe all new intellectual property and the like developed by Anderson and Novint that is covered by the License, and shall provide copies of such updated Schedule B as and when it is updated.

(c) In consideration for the License, MHTX shall pay Novint a perpetual license royalty of 5% (five percent) of Net Revenue (as hereinafter defined) from the use, sublicensing or sub-sublicensing of the Novint Technologies within the Field of Use, the granting of any rights in or with respect to the Novint Technologies within the Field of Use, and/or from sales or lease of products incorporating or using the Novint Technologies or the sale or lease of services (the "License Royalty"). The License Royalty shall be separate and independent from, and in addition to, the R&D Royalty. Any monies paid by MHTX to Novint shall not be considered Net Revenue to Novint. Subject to paragraph 5(b), "Net Revenue" means total revenue received from the aforesaid activities, less shipping, returns, sales taxes, and duties for import or export.

(d) Novint and Anderson agree to promptly execute any and all documents and instruments necessary to effect, register, update and/or document the License. Further, MHTX agrees that it will place, or will require others with MHTX contracts, to place the trademark/service mark "e-Touch" on each product manufactured or service provided incorporating Novint Technology.

(e) (1) As used herein, the "Field of Use" means any and all Web Browser Applications (as hereinafter defined) and Content Creation Applications (as hereinafter defined) for, arising out of, relating to, utilizing, employing and/or applying the Novint Technologies. The Field of Use does not include Content (as hereinafter defined).

(2) "Web Browser Applications" means any and all computer and electronics applications, whether now known or hereafter developed, which permit the user to view, access, browse, retrieve, utilize, navigate, interface with and/or interact with Content (as hereinafter defined) on a Computer Network (as hereinafter defined). Web Browser Applications only

[3] See footnote 1, above.

include computer applications that can access varied Content that is placed on a Computer Network by many Content creators. Web Browser Applications do not include any type of computer program or application that can be used without a computer network. For the sake of clarification, common examples of Web Browser Applications currently in use by the public include, without limitation, Netscape Navigator and Microsoft Internet Explorer. For the sake of further clarification, an example of a program that would not constitute a Web Browser Application is a computer game that can be run standalone on a personal computer but can also be played by multiple players across a Computer Network. Although such a computer game would not constitute a Web Browser Application, it would nevertheless constitute an Overlapping Application (as hereinafter defined).

(3) "Content Creation Applications" means any and all computer and electronics applications, tools, programming instructions, programs, and the like, whether now known or hereafter developed, which permit the user to create Content on a Computer Network for access using a Web Browser Application. For the sake of clarification, common examples of Content Creation Applications currently in use by the public include, without limitation, Microsoft Frontpage and Adobe Pagemill.

(4) "Computer Network" means any and all computer and electronics networks, whether now known or hereafter developed, of any size, nature or location, whether public or private, wherein one or more users may connect to the network via one or more connection points. The term "Computer Networks" includes, without limitation, the Internet, the World Wide Web, the National Technology Grid, cable television systems, satellite television systems, intranets, public and private networks, and the like.

(5) "Content" means any and all types of data and information that is capable of being placed on a Computer Network and accessed by others. For the sake of clarification, examples of Content include, without limitation, web pages, email systems, bulletin boards, chat rooms, search engines, applets, games, visual images, sound recordings, interactive and other applications, documents, words, numbers, and the like.

(f) MHTX shall not disclose source code or technical information about the Novint Technologies to any third party without prior written approval of Novint. Nothing in the preceding sentence shall be construed to (i) require MHTX to obtain approval from Novint prior to licensing the Novint Technologies to Sub-Licensees and providing such Sub-Licensees with copies of Web Browser Applications and Content Creation Applications created by Novint and Anderson for replication; or (ii) preclude MHTX from exercising its rights under paragraph

1(f) of this Agreement.

(g) MHTX will use its reasonable best efforts to actively commercialize, and bring to market, products and services incorporating the Novint Technologies within the Field of Use. Novint and Anderson acknowledge that MHTX is a technology incubator, that MHTX is and will continue to be actively involved in the development and commercialization of several technologies other than the Novint Technologies, and that MHTX will not be devoting its exclusive attention to the Novint Technologies.

(h) If at any time MHTX is obligated and fails to pay Novint (i) any portion of the Research and Development Fee that is due and payable, (ii) any portion of the License Royalty that is due and payable, or (iii) any portion of the R&D Royalty that is due and payable; or if MHTX fails to use its reasonable best efforts to actively commercialize the Novint Technologies within the Field of Use; or if MHTX otherwise commits a material breach of this Agreement (each, a "MHTX Breach"), then in any such case Novint shall serve written notice of same to MHTX. If, within 90 days of receipt of such notice, MHTX fails to (a) cure such MHTX Breach, or (b) reasonably and in good faith, controvert such MHTX Breach in writing, then MHTX's License shall become non-exclusive. If MHTX controverts any MHTX Breach and it is finally determined that an MHTX Breach was committed, then MHTX's License shall become non-exclusive if such breach is not cured within 30 days of such final determination.

3. <u>Ownership of Novint</u>

(a) Contemporaneously with the execution of this Agreement, and as a condition to the effectiveness of this agreement, Anderson shall have taken such actions as are necessary and appropriate to effectively apportion and transfer ownership of Novint's issued and outstanding shares of common stock as follows:

Anderson:	53.52%	44,739 shares
MHTX:	43.79%	36,606shares ("Novint Stock")
Other Shareholders	2.69%	2,250 shares

It is understood and agreed that, in addition to the foregoing, there will be options to purchase 1405 shares of Novint Common Stock, 4,000 shares of Novint Preferred Stock with certain rights, restrictions, preferences and limitations set forth in Novint's organizing documents, and a number of shares subject to the terms of an employee incentive stock option plan adopted by Novint's Board of Directors.

(b) It is agreed that, other than the securities described in paragraph 3(a) above, no other securities of Novint

shall be issued or authorized in the absence of formal approval of the board of directors of Novint, except that MHTX shall consent and shall not object if Novint issues an additional 24,272 shares (or options for shares) of common stock to Anderson upon Novint's realization of at least $10,000,000 in Net Revenue from exploitation of the Novint Technologies outside the Field of Use.

(c) There shall be five (5) seats on the Novint board of directors elected by Novint's shareholders in accordance with its Bylaws. MHTX and Anderson agree to vote their shares to elect Anderson and Marvin Maslow as Directors and to elect Anderson as Chairman of the Board. Initially MHTX shall be entitled to specify two (2) directors, and Novint shall be entitled to specify two (2) directors, it being understood that the fifth director shall be selected by the other (4) directors. As of the date of this Agreement, Thomas Anderson and Edwin H. Barsis are the two directors specified by Novint. Marvin Maslow and Scott L. Bach are the two directors specified by MHTX.

(d) Novint is presently considering becoming a public company either through an initial public offering or through a transaction by which Novint (and/or its successors and assigns) are acquired by an existing public company whose sole purpose subsequent to such acquisition shall be to carry on the affairs of Novint ("Novint Public Co."). MHTX shall act as an uncompensated facilitator and advisor to Novint in connection with the foregoing. Anderson and MHTX agree to vote their shares in Novint to maintain the ratio of ownership percentages in Novint owned by Anderson and MHTX.

(e) MHTX shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Novint Shares (as hereinafter defined) owned or to be owned by it except in compliance with the terms of this Agreement. For purposes of this Agreement, the term "Shares" shall mean and include any portion of the shares of stock of Novint of any class or any other share or shares of capital stock (or rights, options or warrants to acquire such shares) of Novint (or its successors) owned by MHTX, whether presently held or hereafter acquired.

(f) Prior to the time that Novint becomes Novint Public Co., MHTX may not sell, assign, transfer or otherwise dispose of any or all Shares owned by it to a third party unless (i) MHTX shall have received a bona fide arm's length offer to purchase such Shares from such third party, and (ii) MHTX first submits a written offer (the "Offer") to Novint identifying the third party to whom such Shares are proposed to be sold and the terms of the proposed sale and offering to Novint the opportunity to purchase such Shares on terms and conditions, including price, not less favorable to Novint than those on which MHTX proposes to sell such Shares to any other purchaser.

Novint shall act upon the Offer as soon as practicable after receipt thereof, and in no event later than thirty (30) days after receipt thereof. In the event that Novint shall elect to purchase all or a part of the Shares covered by the Offer, Novint shall, within such thirty (30) day period, (i) communicate in writing such election to purchase to MHTX, which communication shall be delivered by hand or mailed to MHTX at the address shown by Novint's records or at such other address furnished to Novint and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered thereby; and (ii) pay (or cause to be paid) to MHTX the purchase price in full.

In the event that Novint does not purchase the Shares offered by MHTX pursuant to the Offer, all of such Shares may be sold by MHTX at any time following the thirtieth (30th) day after receipt of the Offer by Novint, provided that the purchaser of the Shares shall agree in writing to abide by all of the provisions hereof. Any such sale shall be to the person originally named in the Offer as the proposed purchaser or transferee and shall be at not less than the price and upon other terms and conditions, if any, not more favorable to such purchaser than those specified in the Offer. Any Shares sold after such 30-day period, to a different purchaser, at a lower price or otherwise on more favorable terms shall be subject to the requirements of a prior offer pursuant to this Section.

The provisions of this Section 3(f) shall terminate immediately upon the effectiveness of an underwritten initial public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Voting Common Stock for the account of the Company, in which the aggregate gross proceeds to Novint are acceptable to its Board of Directors, or upon the occurrence of any other procedure whereby Novint becomes Novint Public Co.

(g) [Intentionally Omitted].

(h) If Novint becomes Novint Public Co., then upon expiration and deletion of any restrictions upon the Novint Stock, and as a measure to protect Novint Public Co.'s shareholders, MHTX agrees not to sell more than 3,000 of such shares per trade upon the open market, nor more than 15,000 shares per day upon the open market, without the prior written consent of Novint. MHTX may privately transfer all or any portion of the Novint Stock, provided that the transferee(s) agree to the aforesaid restrictions in writing. This covenant shall survive termination of this Agreement.

(i) Prior to Novint becoming Novint Public Co.,

any transferee of Novint stock originally issued to MHTX, whether through purchase or otherwise, shall agree to abide by any voting restrictions described in this contract, including but not limited to voting with respect to the board of directors and its chairman, prior to transfer of said stock. This covenant shall survive termination of this Agreement.

4. Consideration to Anderson

(a) As consideration for Anderson's transfer to MHTX of all of Anderson's shares of no par value common stock of Anderson Technologies, Inc., a New Mexico corporation ("Newco") pursuant to the terms of a plan of reorganization adopted by Newco and as additional consideration for entering into this Agreement, MHTX will issue to Anderson 500,000 shares of MHTX restricted common stock (the "MHTX Stock"). The transfer by Anderson of his Newco stock solely in exchange for the MHTX stock is intended by the parties to be a tax-free reorganization under applicable federal and state income tax laws and regulations. Anderson and Novint (a) acknowledge that MHTX is consenting to such tax-free reorganization at the request of Anderson and Novint, (b) represent and warrant that MHTX shall have no tax consequences as a result of such reorganization (other than ordinary tax consequences as a result of receiving Novint Stock), and (c) indemnify and agree to defend MHTX from and against any tax liability resulting from such reorganization (other than ordinary tax consequences as a result of receiving Novint Stock).

(b) At such time that MHTX realizes at least $10,000,000 in Net Revenue from its exploitation of the License, MHTX shall provide to Anderson an additional 250,000 shares of MHTX restricted common stock (the "Bonus Stock").

(c) With respect to the MHTX Stock and the Bonus Stock, Anderson agrees that he shall ascertain and comply with all applicable laws, rules and regulations, whether state or federal, including without limitation United States securities laws, rules and regulations, pertaining to receiving information such as the Information from publicly traded companies and/or the improper trading of securities of such companies (the "Laws"). Anderson acknowledges that he may be deemed to be an "insider" according to the Laws, and that he is aware of and shall ascertain and comply with all Laws that apply to insiders. Investor acknowledges that the Laws provide both civil and criminal penalties for violating the Laws. Investor has or immediately shall retain counsel for the purpose of advising him as to how he is required to comply with the Laws.

(d) Upon expiration and deletion of any restrictions upon the MHTX Stock and the Bonus Stock, and as a measure to protect MHTX's shareholders, Anderson agrees not to sell more than 3,000 of such shares per trade upon the open market, nor more than 15,000 shares per day, without the prior

written consent of MHTX. Anderson may privately transfer all or any portion of the MHTX Stock and/or the Bonus Stock, provided that the transferee(s) agree to the aforesaid restrictions in writing. This covenant shall survive termination of this Agreement.

5. Non-Competition; Overlapping Fields of Use; Royalties to MHTX

(a) For the sake of clarification, MHTX agrees that it shall not compete with Novint and Anderson with respect to the Novint Technologies outside of the Field of Use; and Novint and Anderson agree that they shall not compete with MHTX with respect to the Novint Technologies within the Field of Use, except as the parties may agree in a subsequent writing. The parties hereby agree that Novint retains the right to use the Novint Technologies internally for any purpose except competition with MHTX.

(b) MHTX acknowledges that Novint and Anderson are reserving for themselves all fields of use for the Novint Technologies other than the MHTX Field of Use defined in this Agreement (collectively, the "Novint Reserved Applications"). The parties acknowledge that certain of the Novint Reserved Applications may, of necessity, contain elements that utilize a Computer Network (the "Overlapping Applications"). Novint and Anderson shall pay MHTX a royalty of 5% (five percent) of the Net Revenue from any and all Overlapping Applications. Any monies paid by Novint to MHTX shall not be considered Net Revenue to MHTX.

(c) It is the intent of the parties to avoid Overlapping Applications, and Novint and Anderson will use their best efforts to avoid creating Overlapping Applications, to create them only when absolutely necessary with respect to a particular application, and to minimize the overlapping elements as much as possible where Overlapping Applications are unavoidable. Nothing in this Agreement shall be construed in any way to be authorization for Novint and Anderson to materially infringe on MHTX's Field of Use, or to actively and intentionally compete within MHTX's Field of Use. For the sake of clarification, and without limiting the foregoing, at the time of execution of this Agreement, the only Overlapping Applications contemplated by the parties are (i) standalone packaged software products of Novint ("Standalone Products") that utilize the internet, where the use of the internet is not the primary purpose of the application (for example, a computer game might run both with or without the use of the internet. The added utilization of the internet would make it more entertaining and more interactive, but the primary purpose of the game is for entertainment rather than solely accessing the internet); and (ii) Standalone Products that of necessity incorporate content creation applications that could be adapted by the user to create

content on a Computer Network. For example, in a two-dimensional analogy, there can be some overlap in content creation applications and imaging applications. To extend the analogy, specifically, there is some overlap in usage with Microsoft Frontpage and Adobe Photoshop. One can use Adobe Photoshop to create images that can be placed on the Internet. In practice, Photoshop is not a competitive product with Frontpage, however, because the primary purpose of Frontpage is to create web sites rather than specific images (although Frontpage has some capabilities to create images). These two applications can be used cooperatively to create a fuller and more robust web site. Novint shall not create any Standalone Products which enable the user to create web pages or internet browsers.

6. Representations, Warranties and Covenants.

(a) Novint and Anderson each covenant, represent and warrant that, to the best of their knowledge, information and belief, without independent investigation:

(i) that the Novint Technologies are and will be original, are solely owned by Novint and Anderson, are not subject to claims by any third parties, and do not infringe upon the rights of any third parties;

(ii) that Novint and Anderson believe in good faith (and are aware of no contradictory facts) that the Novint Technologies are patentable, copyrightable or otherwise protectable;

(iii) that entry into this agreement (and all related documents) with MHTX, has been duly authorized and approved by the directors, officers, and shareholders of Novint, and that Novint and Anderson have all requisite authority to make the License and enter into this agreement;

(iv) that Anderson will devote his best efforts on a full-time basis to the activities of Novint;

(v) that Novint has secured (or promptly shall secure) the services of all key personnel to continue the Research and Development;

(vi) that the existing employees of Novint have executed confidentiality and non-competition agreements in favor of Novint and MHTX (and acceptable to MHTX), or will do so within a reasonable time after execution of this Agreement, and that no employees will be hired in the future who have not signed such an agreement in favor of Novint and MHTX;

(vii) that there are no claims, whether actual or threatened, against Novint and Anderson, and that Novint and Anderson are in compliance with all laws, rules, and

regulations to which they are subject;

(viii) that there are no liens, judgments or security interests of record to which Novint, Anderson, and/or the Novint Technologies, are subject, except those granted to MHTX;

(ix) that Novint and Anderson have no agreements with any third parties that would (a) prevent Novint and Anderson from entering into this agreement, granting the License, and conducting the Research and Development; (b) be breached by this agreement becoming effective or the fulfillment of the obligations of Novint and Anderson; and/or (c) invalidate this agreement in any respect;

(x) that Novint is a corporation duly organized, existing and in good standing under the laws of New Mexico. It is acknowledged that Novint intends to reincorporate in Delaware at an appropriate time;

(xi) that Novint and Anderson shall employ all reasonable and available means to invoke formal protection of the intellectual property arising out of or relating to the Novint Technologies in all appropriate jurisdictions to which the parties agree;

(xii) that Novint and Anderson believe in good faith (and are aware of no contradictory facts) that the inventions and products to be derived from the Novint Technologies within the Field of Use will work, that they will be commercially mass-producible at low cost, that they are practical and safe, and that they will substantially perform to the standards set forth in the Milestone Timetable; and

(xiii) that all Novint Stock, when issued to MHTX, will have been validly issued, will be fully paid, and will be free of any liens or encumbrances, other than those created by or imposed upon the holders thereof voluntarily by agreement or otherwise through no action of Novint or Anderson.

(b) MHTX covenants, represents and warrants that to the best of its knowledge, information and belief, without independent investigation:

(i) that MHTX is a corporation duly organized, existing and in good standing under the laws of the state of Delaware;

(ii) that entry into this Agreement (and all related documents) with Novint and Anderson has been duly authorized and approved by the directors and officers of MHTX, and MHTX has the requisite authority to enter into this Agreement;

(iii) that there are no claims, whether actual or threatened, against MHTX, and that MHTX is in compliance with all laws, rules and regulations to which it is subject;

(iv) that MHTX does not have any agreements with any third parties that would (a) prevent MHTX from entering into and performing this Agreement; (b) be breached by this Agreement becoming effective or the fulfillment of the obligations of MHTX; and/or (c) invalidate this Agreement in any respect;

(v) that MHTX shall use its best efforts to raise the monies necessary to fund the Research and Development Fee; and

(vi) that all MHTX Stock, when issued to Anderson, will have been validly issued, will be fully paid, and will be free of any liens or encumbrances, other than those created by or imposed upon the holders thereof voluntarily by agreement or otherwise through no action of MHTX; provided, however, that the MHTX Stock will be subject to restrictions on transfer under applicable state and/or federal securities laws and regulations.

7. Other Provisions.

(a) Within 30 days of the date this agreement becomes effective, Novint and Anderson shall provide MHTX with a key-man life insurance policy on the life of Anderson, at MHTX's expense, in the amount of US$2,000,000.00 (two million dollars) listing MHTX as the owner and beneficiary of such policy. In addition, as soon as reasonably practicable after this agreement becomes effective, Novint shall obtain (at MHTX's expense), or shall assist MHTX in obtaining, patent and copyright infringement insurance covering any and all patents and copyrights related to the Novint Technologies.

(b) The initial term of this agreement shall be the sooner of (i) 3 (three) years from the date this agreement becomes effective; and (ii) the date that Novint and Anderson complete the Milestone Timetable. Thereafter, this agreement shall automatically renew in perpetuity for successive terms of 1 (one) year each, unless terminated by agreement of the parties or by either party upon not fewer than 6 (six) months' prior written notice. The termination of this agreement shall not affect the obligation of any party to pay royalties to any other party hereto, except as set forth in the next sentence. If Novint and Anderson terminate this Agreement in the absence of an MHTX Breach, then MHTX shall have no further obligation to pay Novint and Anderson the R&D Royalty. If MHTX terminates this Agreement in the absence of a Novint Breach, then the License shall become

nonexclusive.

(c) It is understood and agreed that Novint and Anderson are independent contractors of MHTX and not employees, officers, or agents, nor will they hold themselves out as such.

8. Indemnification.

(a) Novint and Anderson hereby agree to indemnify, defend and hold MHTX harmless from and against any and all liability, damage, claims (whether actual or threatened) or expense (including without limitation reasonable legal fees) arising out of or relating to the breach by Novint and/or the Anderson or either of them of any representation, warranty, covenant, or provision of this agreement.

(b) MHTX hereby agrees to indemnify, defend and hold Novint and Anderson harmless from and against any and all liability, damage, claims (whether actual or threatened) or expense (including without limitation reasonable legal fees) arising out of or relating to the breach by MHTX of any representation, warranty, covenant, or provision of this agreement.

9. Notices. Any notice or other communication in connection with this agreement shall be in writing and delivered by overnight courier and facsimile addressed to a party hereto at the addresses provided below (or to such person or address as such party shall specify in writing to the other parties hereto):

If to Novint or Anderson:

Mr. Thomas Anderson
Novint Technologies, Inc.
4900 Cutting Avenue NW
Albuquerque, New Mexico 87114

If to MHTX:

Marvin Maslow, CEO
Manhattan Scientifics, Inc.
641 Fifth Avenue, Suite 36F
New York, New York 10022

And

Jack Harrod, COO
Manhattan Scientifics, Inc.
127 Eastgate Drive

Los Alamos, New Mexico 87544

With a Copy to

Scott L. Bach, Esq.
Bach & Associates
One Rockefeller Plaza, Suite 210
New York, New York 10020

Each party may designate a change of address by notice to the other party, given at least five (5) days before such change of address is to become effective.

Any written notice shall be deemed to have been served forty-eight (48) hours after the date it was transmitted in accordance with the foregoing provisions.

10. Miscellaneous.

(a) Modification. This agreement contains the entire understanding between the parties with respect to the subject matter hereof, and any promises, representations, warranties or guarantees not herein contained shall have no force or effect unless in writing, signed by all parties. Neither this agreement nor any portion or provision hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

(b) Governing Law and Other Matters. This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York. Novint, Anderson and MHTX hereby (i) waive any right to trial by jury in any legal proceeding related in any way to this agreement; (ii) agree that venue of all disputes shall be in New York County; and (iii) waive any objection and consent to personal jurisdiction, subject matter jurisdiction and venue of and in the courts located in New York County.

(c) Invalidity. If any part of this agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

(d) Benefit of Agreement. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns only and is not intended for the benefit of any other party. Notwithstanding the foregoing, it is understood and agreed that the services of Anderson hereunder are personal and unique, are not assignable, and the loss thereof would irreparably injure MHTX.

(e) Captions. The captions of the various sections and paragraphs of this agreement have been inserted only for the purpose of convenience. Such captions are not a part of this agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of the agreement.

(f) Incorporation by Reference. All of the "Whereas" clauses at the beginning of this agreement, and all of the Schedules and Exhibits annexed hereto, are hereby incorporated by reference and made a part hereof.

(g) Counterparts; When Effective. This agreement may be executed in counterparts and/or via facsimile. This agreement shall become effective and enforceable upon MHTX's receipt of a fully and properly executed original notarized copy hereof bearing complete and mutually agreed copies of all schedules referenced herein.

(h) Prohibition of Assignment. None of the parties may assign this agreement to any third party without the prior written consent of all the parties hereto. Notwithstanding the foregoing, nothing shall prohibit any party from assigning its right to receive monies pursuant to this agreement to any third party, provided that the third party agrees that its right to receive monies is subject to the terms and conditions of this Agreement.

(i) Return of Stock. Prior to August 1, 2000, the parties shall create and attach as Schedule D to this Agreement, a schedule of terms and provisions regarding the return of certain portions of the Novint Stock and/or the MHTX Stock in the event of an MHTX Breach or a Novint Breach, as appropriate.

(j) Non-Disclosure. None of the parties (or their respective officers, directors and employees, as appropriate) shall disclose to third parties the terms of this Agreement, or the fact that it has been entered into, prior to August 1, 2000 or such other time to which the parties may agree.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MANHATTAN SCIENTIFICS, INC.

By: /s/ Marvin Maslow
Marvin Maslow, Chairman, President and CEO (on his 63rd Birthday)

NOVINT TECHNOLOGIES, INC.

By: /s/ Thomas Anderson
Thomas Anderson, President

THOMAS ANDERSON, Individually

NOTARIZATION OF PARTY SIGNATURES:

MHTX:

NOVINT:

ANDERSON:

SCHEDULE A

MILESTONE AND BUDGET TIMETABLE

SCHEDULE B

DESCRIPTION OF EXISTING NOVINT
INTELLECTUAL PROPERTY
(subsequently developed IP to be included)

TRADEMARKS:

1. Application for Mark "e-Touch".
2. Application for Mark "Novint".
3. Application for Logo.

PATENTS:

COPYRIGHTS:

SCHEDULE C

DETAILED BUDGET

SCHEDULE D

PROVISIONS REGARDING RETURN OF STOCK
(To Be Established by July 30, 2000)